                                                                    EXHIBIT 99.1


                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                          CAPITAL PACIFIC HOLDINGS, LLC

                                TABLE OF CONTENTS


                                                                                                               Page


ARTICLE I - FORMATION OF COMPANY................................................................................  1
       1.1        Formation.....................................................................................  1
       1.2        Name..........................................................................................  1
       1.3        Office........................................................................................  1
       1.4        Certificate...................................................................................  1
       1.5        Registered Agent and Office...................................................................  2
       1.6        Qualification in Other Jurisdictions..........................................................  2

ARTICLE II - PURPOSE OF COMPANY.................................................................................  2
       2.1        Purpose.......................................................................................  2
       2.2        Powers........................................................................................  2

ARTICLE III - MANAGEMENT/MEMBERS................................................................................  4
       3.1        Company Management............................................................................  4
       3.2        Business Plan.................................................................................  5
       3.3        Major Decisions...............................................................................  6
       3.4        Authorized Representatives....................................................................  7
       3.5        Bank Accounts.................................................................................  8
       3.6        Reports and Tax Returns.......................................................................  9
       3.7        Limitations and Authority.....................................................................  9

ARTICLE IV - BUY-SELL PROCEDURE; PUT/CALL....................................................................... 10
       4.1        Election to Proceed........................................................................... 10

ARTICLE V - CAPITALIZATION OF THE COMPANY....................................................................... 10
       5.1        Capital Contributions......................................................................... 10
       5.2        Member Loans.................................................................................. 11
       5.3        Capital Accounts.............................................................................. 11
       5.4        Withdrawals................................................................................... 11
       5.5        No Other Compensation/Expenses................................................................ 11

ARTICLE VI - PROFITS, LOSSES AND DISTRIBUTIONS.................................................................. 12
       6.1        Allocation of Profits and Losses.............................................................. 12
       6.2        Special Allocations........................................................................... 12
       6.3        Other Allocation Rules........................................................................ 14
       6.4        Tax Allocations; Section 704(c) of the Code................................................... 14
       6.5        Available Cash/Distributions.................................................................. 15
       6.6        Allocation and Tax Elections with Respect to




                                        i

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
                  Transferred Company Interests................................................................. 15
       6.7        Certain Distribution Rules.................................................................... 15
       6.8        Distributions in Kind......................................................................... 16
       6.9        Limitation on Distributions................................................................... 16

ARTICLE VII - ACCOUNTING CONSIDERATIONS......................................................................... 16
       7.1        Determination of Profits and Losses........................................................... 16
       7.2        Fiscal Year................................................................................... 16
       7.3        Books of Account; Company Accountant.......................................................... 16
       7.4        Tax Controversies............................................................................. 17
       7.5        Right to Make Section 754 Election............................................................ 17
       7.6        Taxation as Partnership....................................................................... 17

ARTICLE VIII - TRANSFER OF COMPANY INTEREST;
                  ADMISSION OF NEW MEMBERS...................................................................... 18
       8.1        Assignment of Interest........................................................................ 18
       8.2        Effective Date of Transfer.................................................................... 19
       8.3        Substitute Member(s).......................................................................... 19
       8.4        Nonsubstituted Assignees...................................................................... 19

ARTICLE IX - DURATION, WITHDRAWAL AND VOLUNTARY DISSOLUTION..................................................... 19
       9.1        Term of Company............................................................................... 19
       9.2        No Withdrawal................................................................................. 20
       9.3        Events of Dissolution......................................................................... 20
       9.4        Continuity of Company Business................................................................ 20
       9.5        Distribution Upon Dissolution................................................................. 20
       9.6        Rights of Members Against Each Other.......................................................... 21

ARTICLE X - MATERIAL FAILURE.................................................................................... 21
       10.1       Definition of Material Failure................................................................ 21
       10.2       Remedies Upon Material Failure................................................................ 22

ARTICLE XI - AMENDMENTS......................................................................................... 22
       11.1       Amendments.................................................................................... 22

ARTICLE XII - LIABILITY, EXCULPATION AND INDEMNIFICATION........................................................ 23
       12.1       Liability..................................................................................... 23
       12.2       Exculpation................................................................................... 23
       12.3       Duties and Liabilities of Covered Persons..................................................... 24
       12.4       Indemnification............................................................................... 24
       12.5       Expenses...................................................................................... 24
       12.6       Insurance..................................................................................... 25

ARTICLE XIII - MISCELLANEOUS.................................................................................... 25



                                       ii

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
       13.1       Mailing of Notices............................................................................ 25
       13.2       Outside Activities............................................................................ 25
       13.3       Partition..................................................................................... 25
       13.4       Entire Agreement.............................................................................. 25
       13.5       Amendment and Waivers......................................................................... 26
       13.6       Governing Law................................................................................. 26
       13.7       Severability.................................................................................. 26
       13.8       Successors and Assigns........................................................................ 26
       13.9       Interpretation................................................................................ 26
       13.10      Counterparts.................................................................................. 26
       13.11      No Third Party Beneficiary.................................................................... 26
       13.12      Failure to Pursue Remedies.................................................................... 26
       13.13      Cumulative Remedies........................................................................... 27
       13.14      Litigation Without Termination................................................................ 27
       13.15      Attorneys' Fees............................................................................... 27
       13.16      Consents...................................................................................... 27


                                LIST OF EXHIBITS

EXHIBIT A                  INITIAL BUSINESS PLAN

EXHIBIT B                  FORMS OF DEEDS

EXHIBIT C                  FORMS OF GENERAL ASSIGNMENTS

EXHIBIT D                  PERCENTAGE INTERESTS

                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                          CAPITAL PACIFIC HOLDINGS, LLC


         THIS LIMITED LIABILITY COMPANY AGREEMENT of CAPITAL PACIFIC HOLDINGS, LLC (the "AGREEMENT") is made as of October ___, 1997 by and among CAPITAL PACIFIC HOLDINGS, INC., a Delaware corporation ("CPH"), CALIFORNIA HOUSING FINANCE, L.P., a Delaware limited partnership ("CHF"), and the other parties listed under "NON-MANAGING MEMBERS" on the signature page(s) of this Agreement (collectively, the "OTHER MEMBERS"). CPH, CHF and the Other Members sometimes are referred to in this Agreement as the "PARTIES" or individually as "MEMBER" and collectively as "MEMBERS."

                                    ARTICLE I

                              FORMATION OF COMPANY

         1.1 Formation. CPH and the Other Members have formed a limited liability company (hereinafter the "COMPANY") pursuant to the Delaware Limited Liability Company Act, 6 Del. Co. ss. 18-101, et seq., (as amended from time to time, the "ACT"). The Members desire to enter into this Agreement for the purposes of amending and restating in its entirety the existing agreement governing the Company.

         1.2 Name. The name under which the Company shall do business is Capital Pacific Holdings, LLC.

         1.3 Office. The principal office and place of business of the Company shall be c/o Capital Pacific Holdings, Inc., 4100 MacArthur Boulevard, Suite 200, Newport Beach, California 92660, or at such other location or locations as the Members may determine from time to time.

         1.4 Certificate. CPH has caused to be filed, on behalf of the Company, with the Office of the Secretary of State of the State of Delaware pursuant to the Act, the Certificate of Formation of the Company (the "CERTIFICATE"). CPH further shall cause to be filed any and all amendments to the Certificate, and restatements of the Certificate, as may be required from time to time under the Act.

         1.5 Registered Agent and Office. The Company's registered agent and office in Delaware shall be Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. At any time, CPH may designate another registered agent and/or registered office.

         1.6 Qualification in Other Jurisdictions. CPH shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable from time to time. CPH, as an authorized person within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.


                                   ARTICLE II

                               PURPOSE OF COMPANY

         2.1 Purpose. Unless otherwise agreed in writing by CPH, CHF and a majority-in-interest of the Non-Managing Members (which approval may be withheld in the sole discretion of each Member, respectively), the business purpose of the Company shall be to engage in homebuilding and related activities.

         2.2 Powers.

             (a) In furtherance of such business purposes, the Company shall have power to have and to exercise all the powers conferred by the State of Delaware upon limited liability companies formed under the Act. The Company shall have the power and authority to take any and all such actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 2.1, including, but not limited to, the power:

                (i) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

                (ii) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

                (iii) to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Member or any Affiliate (as defined in Section 3.3(f)) thereof, or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

                (iv) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby), or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

                (v) to lend money for any proper purpose, to invest and reinvest its funds, and to take and hold real and personal property for the payment of funds so loaned or invested;

                (vi) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

                (vii) to appoint employees and agents of the Company, and define their duties and fix their compensation;

               (viii) to indemnify any person or entity in accordance with the Act and to obtain any and all types of insurance;

                (ix)  to cease its activities and cancel the Certificate;

                 (x) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

                (xi) to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

                (xii) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

                (xiii) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purposes of the Company.

             (b) The Company may merge with, or consolidate into, another Delaware limited liability company or other business entity (as defined in Section 18-209(a) of the Act) upon the approval of CPH, CHF and a majority-in-interest of the Non-Managing Members, which may be withheld in the sole discretion of each Member, respectively.

             (c) Notwithstanding the foregoing, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.


                                   ARTICLE III

                               MANAGEMENT/MEMBERS

         3.1 Company Management.

             (a) CPH As Manager. CPH shall be the sole "MANAGING MEMBER" of the Company and, as such, shall manage the business and affairs of the Company in accordance with this Agreement. Except as otherwise set forth in this Agreement and subject to the limitations expressly set forth herein and in the Business Plan, CPH shall manage and control the business and affairs of the Company, shall make all decisions affecting the business and affairs of the Company and shall take all such actions as CPH may deem necessary or appropriate to accomplish the purposes of the Company as set forth herein. No Member other than CPH shall have any power or authority to bind the Company except as expressly set forth in this Agreement.

             (b) CPH's Duties. CPH shall at all times act in a fiduciary capacity toward the Company, CHF and each of the Other Members in exercising CPH's power and authority under this Agreement, provided that the foregoing is not intended to modify any other provision of this Agreement. CPH shall fully and faithfully discharge its obligations and responsibilities and shall devote such time and attention to the Company's affairs as may be reasonably necessary for the proper management and supervision of the Company's operations and the discharge of CPH's duties under this Agreement. For example, CPH's duties shall include responsibility for overseeing the Company's real estate development activities and preparation of development and marketing plans and strategies for the Company. CPH shall make CPH's personnel and assets and licenses, and the personnel and assets and licenses of CPH's Affiliates, available to the Company in order that CPH's obligations under this Agreement may be adequately discharged, all at the Company's expense as set forth in this Agreement but subject to allocation pursuant to Section 6.05(c) of the Investment and Stockholder Agreement to which the Members are parties, dated September __, 1997 (the "Investment Agreement"). CPH and each of the Other Members hereby license all of their respective trademarks, tradenames and other proprietary rights to the Company to the extent necessary or convenient to the Company's operation of its business pursuant to the provisions of this Agreement.

         3.2 Business Plan.

             (a) Conduct of Business. CPH shall conduct the business of the Company in accordance with the Business Plan and using CPH's good faith business judgment. Notwithstanding the previous sentence, the Members specifically agree and acknowledge that CPH does not represent, warrant or guaranty that any or all of the economic or financial objectives or goals of the Business Plan will be achieved by the Company, and CPH shall have no liability for the Company's failure to meet such economic or financial objectives or goals, subject to CPH's liability for its Material Failures (as defined in Section 10.1).

             (b) Preparation and Approval of Business Plan. The term "Business Plan" as used in this Agreement shall mean the business plan of the operation of the Company's business as shall from time to time be approved by CPH, CHF and a majority-in-interest of the Non- Managing Members. The parties agree that the Business Plan for the remainder of the current Fiscal Year (as defined in Section 7.2) ending February 1998 shall be the business plan attached hereto as Exhibit "A". CPH shall cause to be prepared and delivered to Members, at least thirty (30) days prior to the end of each Fiscal Year, a proposed revised business plan for the next Fiscal Year for the review of the Members. The proposed revised business plan for each Fiscal Year shall not become effective as the "Business Plan" until it is approved by CHF and a majority-in-interest of the Non-Managing Members (which approval may not be unreasonably withheld). In the event that the Members do not approve a proposed revised business plan for any Fiscal Year, CPH shall continue to conduct the business of the Company in accordance with the then-existing Business Plan, as modified with the portions of the proposed revised business plan for the next Fiscal Year as have been agreed by CPH, CHF and a majority-in-interest of the Non-Managing Members (which approval shall not be unreasonably withheld). Notwithstanding the foregoing, each Member shall have the sole discretion to give or withhold its approval of a proposed business plan to the extent it contemplates any of the actions specified in Section 3.7 below. All references in this Agreement to the Business Plan shall be interpreted to refer to the Business Plan as approved and amended in accordance with the provisions of this Section 3.2.

             (c) Intra-Year Revisions to Business Plan. During the course of any Fiscal Year, CPH may make revisions to the Business Plan for such Fiscal Year from time to time to reflect the actual historical performance of the Company and changes in anticipated performance of the Company; provided, however, that, in the event that the Company experiences (or is reasonably likely to experience) increases in costs (which are not offset by increases in revenues) or decreases in revenues (which are not offset by decreases in costs), which in either case are likely to result in a decrease in the net cash flow of the Company for a Fiscal Year in excess of 25% (determined on an aggregate basis taking into account all prior adjustments under this paragraph) of the projected net cash flow of the Company for such Fiscal Year as set forth in the Business Plan for such Fiscal Year before any adjustments thereto under this paragraph (a "25% Net Cash Flow Deficit Position"), then (i) CPH shall promptly report any such event (or CPH's belief that such event is reasonably likely to occur) to the Members and (ii) all revisions to the Business Plan proposed by CPH in response to any such event shall be subject to the approval of CHF and a majority-in-interest of the Non-Managing Members (which approval shall not be unreasonably withheld); and provided further, that no amendment of a Business Plan shall be made (i) as to any action specified in
Section 3.3 below without the approval of CHF and a majority-in-interest of the Non-Managing Members (which approval shall not be unreasonably withheld), or
(ii) as to any action specified in Section 3.7 below without the approval of CHF and a majority-in-interest of the Non-Managing Members (which approval may be withheld in the sole discretion of each Member, respectively).

             (d) Acquisitions of Additional Property. The Company may not, directly or indirectly, acquire any new properties or projects not contemplated in the Business Plan except as permitted under Section 6.02 of the Investment Agreement. All revisions to the Business Plan proposed by CPH, which revisions consist of acquiring any additional project or property not already contemplated by the Business Plan and the acquisition of which have been approved pursuant to
Section 6.02 of the Investment Agreement, shall be subject to the approval of CHF and a majority-in-interest of the Non-Managing Members (which approval may not be unreasonably withheld). A project or property shall be considered to be "contemplated by the Business Plan" if such project or property is within the geographic, economic and market parameters of a project set forth in the Business Plan (i.e., the description of a project contemplated by the Business Plan may be set forth by reference to an approximate number of units in a particular market area and within an approximate price range or directed to a particular market segment).

         3.3 Major Decisions. The following decisions shall be considered "MAJOR DECISIONS" of the Company and shall be made only upon the approval of CPH, CHF and a majority-in-interest of the Non-Managing Members, which approval may not be unreasonably withheld:

             (a) financing or encumbering any substantial assets of the Company other than as contemplated in the Business Plan;

             (b) amending or modifying any credit agreement, loan agreement or other evidence of indebtedness of the Company except as appropriate in the ordinary course of implementing the Business Plan;

             (c) conveyance of any substantial assets, other than as contemplated in the Business Plan;

             (d) approval of all income tax elections, tax returns and audits not otherwise provided for in this Agreement or contemplated in the Business Plan, except as otherwise required by the provisions of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or the regulations promulgated thereunder (the "Treasury Regulations");

             (e) making, execution or delivery on behalf of the Company any guarantee, indemnity bond or surety bond, or obligating the Company as a surety, guarantor or accommodation party to any obligation, except as appropriate in the ordinary course of implementing the Business Plan or otherwise agreed to by CPH, CHF and a majority-in-interest of the Non-Managing Members (which agreement may not be unreasonably withheld);

             (f) extension of any material credit on behalf of the Company to any person, firm or corporation, except as appropriate in the ordinary course of implementing the Business Plan;

             (g) engagement by the Company or any delegate of the Company of any Affiliate of a Member to provide services to the Company or entering into any other transaction between the Company or any delegate of the Company and an Affiliate of a Member, and the approval of the amount of any fees payable to such Affiliate, except as provided in Section 3.4. For purposes of this Agreement, "AFFILIATE" of a person or entity (or words of similar import, whether or not capitalized) includes (1) any officer, director, employee, trustee, shareholder, member, partner or relative within the third degree of kindred of the person or entity in question; (2) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with the person or entity in question or any Affiliate of the person or entity in question (whether directly or indirectly through one or more intermediaries); and (3) any officer, director, trustee, employee, shareholder, member or partner of any person or entity described in (2) above. For the purpose of this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities or by contract or otherwise; and

             (h) distribution of any property in kind to any Member, except as appropriate in the ordinary course of implementing the Business Plan.

         3.4 Authorized Representatives and Engagement of Affiliates.

             (a) Delegation to Affiliates. Each Member may authorize, as may be reasonably appropriate, other persons or entities who are Members or are not Members to perform any action falling within the scope of such Member's responsibilities, provided that the delegatee is an Affiliate directly or indirectly wholly-owned by the delegating Member. The consideration or other financial benefits payable to a delegatee shall not exceed an amount equal to reimbursement of costs actually incurred by the delegatee in good faith furtherance of the Business Plan plus a nominal fee specifically set forth in the Business Plan or otherwise agreed by CPH, CHF and a majority-in-interest of the Non-Managing members (which approval may be withheld in the sole discretion of each Member, respectively). No delegation of a duty by a Member shall relieve such Member of its obligations under this Agreement for performance of such duty. CPH, in its discretion, will cause the Company to indemnify, defend and hold harmless each delegatee, as agent of the Company, for all liability that the delegatee may incur in connection with performing the delegated duties provided that as the delegatee acts in good faith and in a manner that the delegatee reasonably believes to be within the scope of authority conferred upon the delegatee.

             (b) Transactions with Affiliates. Except as otherwise specifically set forth in the Business Plan or in Section 3.4(a) or (c), the Company shall not enter into any transactions with any of its Affiliates or the Affiliates of any other Member (each, an "Affiliate Transaction"). In the event that the Company does enter into such an Affiliate Transaction, the consideration or other financial benefits payable to such Affiliate shall not exceed an amount equal to reimbursement of costs actually incurred by such Affiliate in good faith furtherance of the Business Plan in connection with such Affiliate Transaction plus a nominal fee specifically set forth in the Business Plan or otherwise agreed by CPH, CHF and a majority-in-interest of the Non-Managing Members (which approval may be withheld in the sole discretion of each Member, respectively).

             (c) Bayhill Escrow. Notwithstanding the provisions of Section 3.4(b) above, the Company shall be entitled to enter into transactions with Bayhill Escrow, an Affiliate of CPH, on terms contemplated in the Business Plan or otherwise on terms which CPH in good faith reasonably believes to be fair to the Company and competitive with terms available to the Company from non-Affiliates.

         3.5 Bank Accounts. All Company funds shall be deposited in the Company's name in such account or accounts ("ACCOUNTS") as may be selected by CPH. Such funds shall be subject to withdrawal or disbursement only upon the signature of signatories designated from time to time by CPH. CPH shall be authorized to make expenditures from the Accounts on behalf of the Company only if such expenditures are with respect to the Company's Business, are in the ordinary course of implementing the Business Plan or otherwise approved by CHF and a majority-in-interest of the Non-Managing Members (which approval may not be unreasonably withheld) or are expenditures made in emergency circumstances in which CPH believes in good faith that the expenditures are necessary in order to protect the business interests of the Company or prevent serious personal injury or property damage (in which event CPH shall promptly notify each Member of the emergency expenditure and supply such information with respect thereto as the Members may reasonably request). The funds within the Accounts shall be segregated from, and not commingled with, any accounts of any Member or Affiliate thereof.

         3.6 Reports and Tax Returns.

             (a) CPH shall prepare and distribute to the Members the following financial information:

                 (i) When reasonably available from the Company's Accountants after the end of the Company's tax year (and any short tax period) and completion of the Company's audit, federal and state Company income tax returns and Forms K-1. CPH agrees to use reasonable efforts to complete and deliver such reports within seventy-five (75) days after the end of the Fiscal Year. If CPH cannot reasonably deliver such reports within that time frame, CPH shall promptly notify the Members and file for any necessary tax filing extensions with respect thereto, and deliver evidence thereof to the Members, prior to the applicable filing deadline.

                 (ii) Within forty-five (45) days after the end of each fiscal quarter, CPH shall provide the Members with a balance sheet and statement of income of the Company for such quarter, and CPH's calculation of the amount of Available Cash, if any, to be distributed to the Members.

                 (iii) Within ninety (90) days after the end of each Fiscal Year, CPH shall provide the Members with a balance sheet and statement of income of the Company for such Fiscal Year, audited by the Company Accountant (as defined in Section 7.3).

                 (iv) CPH shall supply the Member with copies of CPH's management reports and similar documents and other information as may be reasonably requested from time to time.

                 (v) In addition, CPH shall cause to be prepared and filed on behalf of the Company income, sales, use, property, payroll and other tax returns required of the Company in accordance with all applicable statutes and regulations and tax accounting principles, consistently applied.

         3.7 Limitations and Authority. Notwithstanding any other provision of this Agreement, no Member shall have any authority to do or cause the Company to do any of the following, and the Company shall not do any of the following, unless provided in the Business Plan or approved by CPH, CHF and a majority-in-interest of the Non-Managing Members (which approval may be withheld in the sole discretion of each Member, respectively, whether such following matter is proposed for inclusion in the Business Plan or an amendment thereof or otherwise): (1) commit a material violation of this Agreement or do any act which would make it impossible to carry on the business of the Company; (2) allow any Member to possess any Company assets or assign the rights of the Company in specific Company assets for other than a Company purpose; (3) admit a person or entity as a Member or issue any additional




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



membership interests or rights to acquire membership interests in the Company or cause the Company to repurchase or redeem any membership interests; (4) permit the Company to merge or consolidate with any other entity; (5) make, execute or deliver on behalf of the Company any assignment for the benefit of creditors;
(6) commence, settle or compromise of any lawsuit or any other action or proceeding affecting the Company other than in the ordinary course of business or as otherwise contemplated in the Business Plan; (7) file any petition, or consent to the appointment of a trustee or receiver or any judgment or order, under the federal bankruptcy laws; or (8) take any action outside the purposes specified in Section 2.1; or (9) take any action or make any expenditure that would violate any material covenants of the Company to third parties, including lenders, partners or bondholders (collectively, the "Third Party Limitations").


                                   ARTICLE IV

                          BUY-SELL PROCEDURE; PUT/CALL

         Election to Proceed. Either CPH or CHF may elect to resort to the buy-sell procedure pertaining to the Members' interests in the Company as set forth in Section 7.03 of the Investment Agreement.


                                    ARTICLE V

                          CAPITALIZATION OF THE COMPANY

         5.1 Capital Contributions. Prior to the execution of this Agreement, CPH and each of the Other Members have contributed to the Company as capital contributions all of their respective properties, contracts, rights and other assets of every kind, including without limitation, both tangible and intangible assets (and the Company has assumed all of their respective liabilities) pursuant to deeds and general assignments in the forms attached hereto as Exhibit "B" and Exhibit "C" and other documents of transfer and assumption. Notwithstanding the foregoing, the Members acknowledge that CPH and each of the Other Members have not contributed to the Company their respective business licenses, trademarks and tradenames (subject to the licenses thereof set forth in Section 3.1(b) above), nor has CPH contributed the stock of the Other Members owned by CPH (collectively, the "Excluded Assets"), and, in addition, the Members acknowledge that the employees of CPH and the Other Members shall remain employees of those entities, respectively, and shall not become the employees of the Company. The Members further acknowledge that future costs of the Members will be allocated among the Company and related entities pursuant to Section 6.05(c) of the Investment Agreement. The agreed values of the capital contributions of CPH and each of the Other Members, respectively, shall be credited to the respective capital accounts of CPH and the Other Members. Upon execution of this Agreement, CHF shall contribute to the Company as a capital contribution the sum of $30,000,000 which shall be credited to CHF's capital account. Except as may be provided by applicable Delaware law, no Member shall be required to make any additional capital contributions to the Company.

         5.2 Member Loans. Except as otherwise specified in this Agreement or contemplated in the Business Plan, a Member may make a loan to the Company only upon such terms and conditions as may be determined and approved by CPH, CHF and a majority-in-interest of the Non-Managing Members, which approval may be given or withheld in the sole discretion of each Member, respectively. No loan to the Company by a Member shall either increase the capital account of the lending Member or entitle the lending Member to any increased share in the Company's profits. Any such loan shall be payable and collectible only out of Company assets, and the other Members shall not be personally obligated to repay any part thereof.

         5.3 Capital Accounts. An individual capital account shall be established for each Member and shall be determined and maintained throughout the full term of the Company in accordance with the provisions of Section 1.704-1(b) of the Treasury Regulations. Except as otherwise provided in Section 1.704-1(b) of the Treasury Regulations, the capital account of each Member shall consist of capital contributions made by such Member to the Company, increased by the amount of any Net Profits, as defined in Section 6.1(a), allocated to such Member and any items in the nature of income or gain specially allocated to such Member pursuant to Section 6.2, and decreased by any distributions in reduction of Company capital to such Member and further decreased by the amount of any Net Losses, as defined in Section 6.1(a), allocated to such Member. The Members shall make such adjustments to the capital account of the Members they shall reasonably deem necessary to comply with the Code and the Treasury Regulations.

         5.4 Withdrawals. The capital contributions of the Members shall not be subject to withdrawal except by the agreement of CPH, CHF and a majority-in-interest of the Non- Managing Members (which may be given or withheld in the sole discretion of each Member, respectively) or as expressly provided for in this Agreement.

         5.5 No Other Compensation/Expenses. No Member shall be entitled to any interest, salary or drawing with respect to its capital contribution nor shall any Member or Affiliate be entitled to any fees or other compensation except as expressly set forth in this Agreement or contemplated in the Business Plan. Notwithstanding the foregoing, each Member shall be entitled to be reimbursed for actual expenses incurred by such Member in good faith furtherance of the Business Plan plus a nominal fee specifically set forth in the Business Plan, to the extent such expenses are contemplated by the Business Plan or otherwise approved by CPH, CHF and a majority-in-interest of the Non-Managing Members, which approval may be withheld in the sole discretion of each Member, respectively.

                                   ARTICLE VI

                        PROFITS, LOSSES AND DISTRIBUTIONS

         6.1 Allocation of Profits and Losses.

             (a) Definition of Net Profits and Net Losses. For purposes of this Agreement, the terms "NET PROFITS" and "NET LOSSES" shall mean net taxable income and gains, and net losses and deductions, respectively, of the Company, determined in accordance with the Treasury Regulations promulgated pursuant to
Section 704 of the Code, excluding any items specifically allocated pursuant to
Section 6.2.

             (b) Net Losses. After giving effect to the special allocations set forth in Sections 6.2 and 9.5(a) below, Net Losses for any Fiscal Year shall be allocated to the Members in proportion to their respective "PERCENTAGE INTERESTS" as specified in Exhibit "A" attached hereto.

             (c) Net Profits. After giving effect to the special allocations set forth in Sections 6.2 and 9.5(a), Net Profits for any Fiscal Year shall be allocated to the Members in proportion to respective their Percentage Interests.

         6.2 Special Allocations. The following special allocations shall be made in the following order:

             (a) Loss Limitations. Notwithstanding Section 6.1(b), no Net Losses shall be allocated to a Member to the extent it would increase or cause such Member to have an Adjusted Capital Account Deficit (as defined in Section 6.2(b) below). Any such Net Losses shall be specially allocated to the other Members proportional to their Percentage Interests. Notwithstanding Section 6.1(c), if any Net Losses are specially allocated pursuant to the preceding sentence, subsequent allocations of Net Profits shall be made to offset, in reverse order, such prior special allocations of Net Losses.

             (b) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.2(b) shall be made if and only to the extent that such member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(b) were not in the Agreement. For purposes of this Agreement, an "ADJUSTED

CAPITAL ACCOUNT DEFICIT" shall mean any deficit in a Member's capital account balance after (x) reducing such balance by the amounts set forth in Treasury Regulations Sections 1.704-1(b)(2(ii)(d)(4), (5) or (6), and (y) increasing such balance by any amounts such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1-704.2(g)(1) and 1.704-2(i)(5).


             (c) Nonrecourse Deductions. Nonrecourse deductions for any Fiscal Year shall have the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations and shall be allocated among the Members in proportion to their Percentage Interests.

             (d) Member Nonrecourse Deductions. Any Member nonrecourse deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member nonrecourse debt to which the Member nonrecourse deductions are attributable in accordance with
Section 1.704-2(i)(1) of the Treasury Regulations.

             (e) Member Minimum Gain Chargeback. In order to comply with the "minimum gain chargeback" requirements of Sections 1.704-2(f)(1) and 1.704-2(i)(4) of the Treasury Regulations, and notwithstanding any other provision of this Agreement, in the event there is a net decrease in a Member's share of Company minimum gain or Member nonrecourse debt minimum gain as those terms are defined in Section 1.704-2 of the Treasury Regulations, such Members shall be allocated items of income and gain, for that year (and if necessary, other years) as required by and in accordance with Sections 1.704-2(f)(1) and 1.704-2(1)(4) of the Treasury Regulations before any other allocation is made.

             (f) Conforming Allocations. The allocations set forth above in this
Section 6.2 (the "REGULATORY ALLOCATIONS") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.2. Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss and deduction in whatever manner CPH determines to be appropriate (but only to the extent consistent with Section 514(c)(9)(E) of the Code and the Treasury Regulations thereunder) so that, after such offsetting allocations are made, each Member's capital account balance is, to the extent possible, equal to the capital account balance each Member would have if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 6.1.

         6.3 Other Allocation Rules.

             (a) For purposes of determining Net Profits, Net Losses and any other items allocable to any period, Net Profits, Net Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by CPH using any method permissible under Section 706 of the Code and the Treasury Regulations thereunder, subject to approval by CHF which shall not be unreasonably withheld.

             (b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Net Profits and Net Losses, as the case may be, for the year.

             (c) The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.

         6.4 Tax Allocations; Section 704(c) of the Code.

             (a) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its book value as reflected in the capital accounts.

             (b) In the event the book value as reflected in the capital accounts of any Company asset is adjusted as permitted under Treasury Regulations Section 1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its adjusted book value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

             (c) Any elections or other decisions relating to allocations under this Section 6.4, including the selection of any allocation method permitted under Treasury Regulations 1.704-3, shall be made by CPH in any manner that reasonably reflects the purpose and intention of this Agreement, subject to approval by CHF which will not be unreasonably withheld. Allocations pursuant to this Section 6.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's capital account or share of Net Profits, Net Losses, other items or distributions pursuant to any provision of this Agreement.

         6.5 Available Cash/Distributions.

             (a) Available Cash. "AVAILABLE CASH" means, on any given date, all proceeds received by the Company (or released from reserves) (including, without limitation, all sales proceeds, interest income, rental income, investment income and loan proceeds or other financing proceeds), whether pursuant to operations or capital transactions or otherwise, as reduced by (i) all costs and expenses incurred, including, without limitation, expenses incurred in any sale or disposition transaction and interest expense on third-party and Member loans,
(ii) payments of any indebtedness or liabilities of the Company for which such proceeds are required or contemplated in the Business Plan to be used (including any release payments or other amortization payments required to be made in respect of any third-party or Member loan), (iii) repayment in full of the principal balance of any loans from Members, with interest thereon, (iv) the setting aside of reserves in amounts contemplated in the Business Plan, (v) the setting aside of reserves appropriate or desirable for working capital and other future expenses and the discharge of liabilities or obligations of the Company as CPH may reasonably deem necessary from time to time (provided that CHF shall have the right to approve the setting aside of such additional reserves in excess of amounts contemplated in the Business Plan, which approval shall not be unreasonably withheld), and (vi) any amount that cannot be distributed to the Members due to Third-Party Limitations.

             (b) Cash Distributions. All Available Cash shall be distributed quarterly to the Members on a pari passu basis in accordance with their respective Percentage Interests.

         6.6 Allocation and Tax Elections with Respect to Transferred Company Interests. If, pursuant to this Agreement, interests in the Company are transferred at any time other than at the end of a Fiscal Year of the Company, the Company's Net Profits and Net Losses and, subject to prior distribution, Available Cash for such Fiscal Year attributable to the interest transferred shall be allocated between the transferor and transferee of such interests in a manner which is consistent with the provisions of Code Section 706(d)(1). At the sole discretion of CPH, the Members shall make the election referred to in
Section 754 of the Code, as amended, or any corresponding or similar provisions of any subsequent revenue act, or under any similar state statute. Each Member agrees to supply the Company promptly with the information necessary to give effect to such election.

         6.7 Certain Distribution Rules.

             (a) All distributions pursuant to this Article VI shall be at such times and in such amounts as otherwise set forth in this Article VI; provided, however, that CPH shall cause the Company to distribute to the Members (including CHF) (in proportion to their Percentage Interests) an amount of cash from time to time as shall be sufficient such that the pro rata portion of such distributions to CPH and the Other Members shall enable CPH and its subsidiaries to fund their federal and state income and franchise tax liabilities.

             (b) All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes of this Agreement. CPH is authorized to withhold from distributions and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Members with respect to which such amounts were withheld. Any foreign taxes withheld in connection with operations of the Company outside of the United States shall be a deduction from the Members' capital accounts.

         6.8 Distributions in Kind. In making distributions to the Members, upon the agreement of CPH, CHF and a majority-in-interest of the Non-Managing Members (which may not be unreasonably withheld), any portion or interest in any Company property, whether real or personal, tangible or intangible, may be distributed in kind to a Member in lieu of a distribution of cash (but only with the agreement of such Member, which agreement may not be unreasonably withheld). CPH, CHF and a majority-in-interest of the Non-Managing Members shall agree upon the net fair market value (gross market value less encumbrances assumed or taken subject to by the distributee Member) of such in kind distribution, and as between the Members such net fair market value shall be deemed the equivalent of a cash distribution of Company profits. The capital accounts of the Members prior to any distribution in kind shall be adjusted, to the extent necessary, in accordance with the provisions of Section 1.704-1(b) of the Treasury Regulations in the manner set forth in this Article VI.

         6.9 Limitation on Distributions. Notwithstanding any other provision of this Agreement, no distribution shall be made to a Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.


                                   ARTICLE VII

                            ACCOUNTING CONSIDERATIONS

         7.1 Determination of Profits and Losses. Net Profits and Losses shall be determined as soon as practicable after the close of the Company's Fiscal Year.

         7.2 Fiscal Year. The fiscal year of the Company shall be first day of March through the last day of February (the "FISCAL YEAR").

         7.3 Books of Account; Company Accountant. CPH, at the Company's expense, shall cause complete and accurate accounts of all transactions of the Company to be kept in proper books at the Company's principal place of business. The accounting records shall be maintained in accordance with generally accepted accounting principles, consistently applied ("GAAP").

CPH shall, at the Company's expense, cause the Company to employ an independent certified public accountant for the Company (the "COMPANY ACCOUNTANT"). The Company Accountant shall be Arthur Andersen LLP or such other qualified firm as CPH may propose subject to the approval of CHF and a majority-in-interest of the Non-Managing Members, which approval shall not be unreasonably withheld. CPH shall cause the Company Accountant to perform on behalf of the Company an annual audit of the Company's books and to provide certified copies of such audit to each of the Members. Notwithstanding the foregoing, any Member shall have the right, at its own expense, to cause an audit of the Company's books at any reasonable time, but not more often than once each year. In addition, the Members shall have the right, at any reasonable time and without disturbing the business or operations of the Company, to inspect and copy the Company's books and records at the Company's principal place of business or other reasonable place specified by CPH.

         7.4 Tax Controversies. For the purposes of receiving notices from the Internal Revenue Service (the "IRS") on behalf of the Company, keeping each Member informed of all administrative and judicial proceedings relating to adjustment of Company's items at the Company level, and for all other relevant purposes, CPH shall hereby be designated the Tax Matters Member ("TMM"), for purposes of Section 6231(a)(7) of the Code, with all of the rights, duties, powers and obligations incident thereto; provided, however, in no event shall any agreement be made with the IRS affecting the calculation of the taxes of a Member without the consent of such Member, which consent shall not be unreasonably withheld. The TMM shall keep the other Members fully informed of all matters in which it is involved as TMM. All expenses of the TMM in its capacity as such will be paid by the Company. In no case shall the TMM or the Company be liable for any additional tax payable by a Member or for any costs of separate counsel chosen by such Member to represent the Member with respect to any aspects of such challenge.

         7.5 Right to Make Section 754 Election. Subject to Section 6.6 hereof, the Tax Matters Member may, in its sole discretion, make or revoke, on behalf of the Company, an election in accordance with 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of 734 of the Code, and in the case of a transfer of a Company interest within the meaning of 743 of the Code. Each Member shall, upon request of the Tax Matters Member, supply the information necessary to give effect to such an election.

         7.6 Taxation as Partnership. The Company shall be treated as a partnership for U.S. federal income tax purposes, and CPH shall take all reasonable actions, at the Company's expense, necessary to preserve such tax treatment. No change in such tax status of the Company shall be made without the prior written consent of CPH, CHF and a majority-in-interest of the Non-Managing Members, which approval may be withheld in the sole discretion of each Member, respectively.

                                  ARTICLE VIII

                          TRANSFER OF COMPANY INTEREST;
                            ADMISSION OF NEW MEMBERS

         8.1 Assignment of Interest.

             (a) Consent Required. No Member shall (voluntarily, involuntarily or by operation of law), without the prior express written consent of CPH, CHF and a majority-in-interest of the Non-Managing Members (which consent may be given or withheld in the sole discretion of each Member, respectively), give, sell, assign, transfer, mortgage, hypothecate, encumber, bequeath or devise its interest in the Company (any such disposition is hereinafter referred to as a "TRANSFER"). The Members specifically agree that in the event a Member is willing to give its consent to a transfer in its sole and absolute discretion, such consent may be subject to any condition such Member may specify in its sole discretion, including without limitation, the transfer by the proposed assignor to the proposed assignee of an identical interest in each Mirror Company (as defined in the Investment Agreement) such that at all times the respective percentage interests of the Members in the Company and in each Mirror Company shall be identical. Any purported transfer of all or any portion of an interest in the Company (the "SPECIFIED INTEREST") without such written consent shall be void and of no effect against the Company, the other Members, any creditor of the Company or any claimant against the Company. Should a Member elect not to give its express written consent to a transfer as described above, such Member shall state in writing that he does not so consent, in order that the Company shall have a record of his decision. Such Member need not give any reason for his decision. If a Member does not consent in writing to a transfer as described above, but fails to memorialize such decision in writing, such failure shall not be construed as a consent to the transfer.

             (b) Certain Permissible Transfers. Notwithstanding the provisions of Section 8.1(a), but subject to the provisions of Section 8.3(a) and (b), a Member shall have the right, without compliance with the foregoing terms of this
Section 8.1, to transfer its Specified Interest to any person or entity that directly or indirectly controls, or is controlled by, or is under common control with, a Member (a "CONTROL AFFILIATE"). For the purposes of determining the existence of a Control Affiliate, "CONTROL" shall mean beneficial ownership of fifty percent (50%) or more of the entity in question or the possession of direct or indirect power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or by contract or otherwise.

             (c) Managing Member Ownership. Notwithstanding any other provision of this Agreement, no transfer of an interest in the Company shall result in the reduction of the Percentage Interest of CPH or its successor "Managing Member(s)" below twenty percent (20%).

         8.2 Effective Date of Transfer. Every transfer of a Specified Interest shall be deemed to be effective as of the close of business on the day in which such event shall have occurred.

         8.3 Substitute Member(s). Subject to Section 8.1, no transferee of a Specified Interest, other than one who is already a Member, shall have the right to become a Member ("SUBSTITUTE MEMBER") in place of his transferor unless and until all of the following conditions are satisfied:

             (a) The transferor and transferee have executed and delivered to the remaining Member a written instrument of assignment, fully executed and acknowledged, setting forth the intention of the transferor and transferee that the transferee become a Substitute Member in place of the transferor;

             (b) The transferor and transferee have executed and acknowledged such other instruments as CPH may deem necessary or advisable to effect the admission of such person as a substituted Member in accordance with the provisions of applicable Delaware law, including, without limitation, the written acceptance and adoption by such person of the provisions of this Agreement; and

             (c) CPH, CHF and a majority-in-interest of the Non-Managing Members have consented in writing to the admission of such person as a Substitute Member (which consent may be given or withheld in the sole discretion of each Member, respectively).

         8.4 Nonsubstituted Assignees. Subject to the provisions of Section 8.1, any transferee who has not become a Substitute Member pursuant to this Article shall be deemed to take only the right of his assignor or transferor to share in profits, losses and distributions of the Company and shall acquire no right to any legal interest in the Company nor the right to exercise any right or power granted to a Member under this Agreement.


                                   ARTICLE IX

                 DURATION, WITHDRAWAL AND VOLUNTARY DISSOLUTION

         9.1 Term of Company. The Company became operative upon the filing of the Certificate with the Secretary of the State of Delaware and shall continue until the Company is dissolved by written election of CPH, CHF and a majority-in-interest of the Non-Managing Members (which approval may be withheld in the sole discretion of each Member, respectively), or December 31, 2050, whichever shall first occur; provided, however, the term may be extended beyond such date by the agreement of CPH, CHF and a majority-in-interest of the Non-Managing Members (which agreement may be given or withheld in the sole discretion of each Member, respectively).

         9.2 No Withdrawal. A Member shall not be permitted to withdraw from the Company except upon the transfer of his Interest pursuant to Article IV or
Article VIII or Article X.

         9.3 Events of Dissolution. The Company shall be dissolved and its affairs wound up upon the happening of any of the following events:

             (a) The expiration of the term of the Company;

             (b) The written election to dissolve the Company executed by CPH, CHF and a majority-in-interest of the Non-Managing Members, which approval may be withheld in the sole discretion of each Member, respectively;

             (c) The entry of a judicial decree of dissolution under Section 18-802 of the Act;

             (d) The bankruptcy, withdrawal or dissolution of CPH (or its successor "Managing Member") or CHF or another event under the Act that terminates the continued membership of CPH (or its successor "Managing Member") or CHF (a Member referred to in this subsection (d) being herein called a "DISSOLUTION MEMBER"); or

             (e) The sale or disposition of all of the Company's assets.

         9.4 Continuity of Company Business. In the event of (a) any transfer of a Member's interest in the Company pursuant to Article IV, Article VIII or
Article X (whether or not such transferee is admitted as a new Member), or (b) an occurrence under Section 9.3(d) above, the Company shall not dissolve if there remain at least two Members, and a majority-in-interest of the remaining Members, as the case may be, elect to continue the business of the Company, in which event the Company shall continue to be governed by all of the terms of this Agreement.

         9.5 Distribution Upon Dissolution.

             (a) Upon dissolution of the Company, CPH (or CHF in the case of dissolution pursuant to Section 9.3(d) hereof in circumstances in which CPH is the Dissolution Member) shall cause the Company's business to be wound up and all its assets distributed in liquidation. Subject to Section 6.2 hereof, during the period of liquidation, the Members shall allocate Net Profits and Net Losses and all gain realized from the sale or other disposition of the Company's assets in a manner such that the balances in the Members' capital accounts equal, as nearly possible, each Member's respective Percentage Interest;

             (b) The proceeds from liquidation of the Company after payment of the costs of liquidation shall be applied in the order of priority as follows:

                 (i) Secured debts to third parties, unless such secured indebtedness is assumed by a purchaser of the Company's encumbered property or the conveyance of such encumbered property to such purchaser is made subject to such indebtedness;

                 (ii) Unsecured debts of the Company to third parties;

                 (iii) To establish any reserves which CPH (or other liquidating party selected by the Members) may deem necessary, appropriate or desirable for any liabilities, obligations, or debts of the Company or of the Members arising out of or in connection with the Company which are not yet payable or have not yet been paid, whether known or unknown, foreseen or unforeseen;

                 (iv) To the Members, an amount up to the unpaid principal and interest under any loans made by the Members to the Company pursuant to Section 5.2, in proportion to the amount owing in respect of each such loan made; and

                 (v) The balance, if any, to the Members in accordance with their respective positive capital account balances.

             (c) If any Member has a negative capital account balance upon liquidation, such Member shall not be required to make any contribution to reduce such negative capital account balance.

         9.6 Rights of Members Against Each Other. Except as set forth in
Article X below, no Member shall have any claim or recourse against any other Member in the event that the assets of the Company are insufficient to repay all sums advanced to the Company or are insufficient to repay any capital contribution to the Company or interest thereon.


                                    ARTICLE X

                                MATERIAL FAILURE

         10.1 Definition of Material Failure. "MATERIAL FAILURE" shall mean any material violation of this Agreement by any Member (such Member, the "FAILING MEMBER"); provided, however, that in the event such violation is curable, such violation shall only be a "MATERIAL FAILURE" if such violation is not cured within the Cure Period (as defined below) or the Failing Member shall cease to actively and diligently pursue the cure of such material violation. For purposes of this Agreement, the term "CURE PERIOD" shall mean a period of (a) in the event of the first material violation of this Agreement by a Failing Member during any 12-month period, a period of thirty (30) days after such Failing Member becomes aware of such violation, and (b) for each subsequent material violation by such Failing Member during such 12-month period, a period of ten (10) days after such Failing Member becomes aware of such violation; provided further, however, that the failure to cure such a curable violation within the applicable Cure Period shall not constitute a Material Failure if and to the extent such delay is caused by acts of God or the public enemy, expropriation or confiscations of facilities, compliance with any order or request of any governmental authority, acts of war, rebellion or sabotage, fires, floods, explosions, accidents, riots, strikes or concerted acts of workers or other causes not within the reasonable control of such Member. "MATERIAL FAILURE" also shall include a "BANKRUPTCY INSOLVENCY EVENT" which, as used herein, means the dissolution, termination of existence, insolvency, business failure, cessation of business, appointment of receiver of all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under any bankruptcy, insolvency or similar federal or state laws (or any private proceeding customarily considered one relating to insolvency) by a Member, or the filing of any involuntary petition of bankruptcy against such entities which shall not be contested and discharged within ninety (90) days, or the entry of a decree or order adjudging such entities bankrupt or insolvent or approving a petition seeking the reorganization or such persons or entities under any bankruptcy, insolvency or similar federal or state law, or the occurrence of any action similar to the foregoing under any state or federal law.

         10.2 Remedies Upon Material Failure. Upon the occurrence of any Material Failure, as defined in Section 10.1, the Non-Failing Member(s) may pursue any remedy available at law or in equity.


                                   ARTICLE XI

                                   AMENDMENTS

         11.1 Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment hereto if approved by CPH, CHF and a majority-in-interest of the Non-Managing Members (which approval may be withheld in the sole discretion of each Member, respectively); provided, however, that no amendment reducing a Member's Percentage Interest or other financial interest in the Company shall be effective against such Member without its approval (which approval may be withheld in the sole discretion of such Member), and no amendment shall be made, and any such purported amendment shall be void and ineffective, to the extent the result thereof would be to cause the Company to be treated as anything other than a partnership for purposes of United States income taxation without the approval of CPH and a majority-in-interest of the Non-Managing Members (which approval may be withheld in the sole discretion of each Member, respectively). Notwithstanding the foregoing, the Members agree not to unreasonably withhold their consent to amendments reasonably requested by CPH or CHF in order for the Company to comply with tax or other laws or regulations applicable to the Company from time to time or ministerial or other non-material amendments reasonably requested by CPH or CHF which will not adversely impact a Member's rights, privileges or preferences under this Agreement.


                                   ARTICLE XII

                   LIABILITY, EXCULPATION AND INDEMNIFICATION

         12.1 Liability.

             (a) Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Affiliate of a Member or officer, director, partner, shareholder, employee or agent of a Member or Affiliate (each, a "COVERED PERSON") shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

             (b) Except as otherwise expressly required by law, a Member shall have no liability in excess of (i) its share of any assets and undistributed profits of the Company, and (ii) the amount of any distributions improperly or erroneously distributed to it. Specifically, no Member shall have any liability for the repayment of any capital contribution of any other Member.

         12.2 Exculpation.

             (a) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed by the Covered Person in good faith to be within the scope of authority conferred on such Covered Person by this Agreement (or a delegation of such authority as permitted under this Agreement), except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's Material Failure, bad faith or willful misconduct.

             (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Covered Person reasonably believes are within such other person's or entity's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts, unless such Covered Person is aware that any such information is untrue or incorrect.

         12.3 Duties and Liabilities of Covered Persons.

             (a) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

             (b) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Covered Persons, or (ii) whenever this Agreement or any other agreement contemplated herein provides that a Covered Person shall act in a manner that is fair and reasonable to the Company or under terms that are fair and reasonable to the Company, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms based upon a consideration in each case of the relative interests of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. Unless otherwise expressly provided herein, in the absence of Material Failure, bad faith or willful misconduct by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

         12.4 Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold harmless each Covered Person for any loss, damage, claim or expenses incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of Material Failure, bad faith or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 12.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

         12.5 Expenses. To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 12.4 hereof.

         12.6 Insurance. CPH shall cause the Company to purchase and maintain liability, property and other insurance to the extent and in such amounts as contemplated in the Business Plan or as otherwise suggested from time to time by CPH or CHF, subject to approval by CPH and CHF (which shall not be unreasonably withheld), providing coverage for such persons and entities as the Members shall determine, regardless of whether the Company would have the power to indemnify such persons or entities against such liability under the provisions of this Agreement or applicable law.


                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.1 Mailing of Notices. Any notice, request, demand, report, offer, acceptance, contract, certificate or other instrument which may be required or permitted to be delivered to or served upon the Members hereto shall be deemed sufficiently given or furnished to or served upon any such party provided that
(a) it is in writing and addressed to any such party at the address set forth below, or at such other address of which any Member may notify the other Members in accordance with this Section, and (b) it is delivered personally to such party, sent by telecopy (with a copy by prepaid overnight courier), or mailed to such party by prepaid overnight courier or certified mail, return receipt requested. Until changed pursuant to a written notice thereof sent to all Members, the mailing address of each Member as shown on Exhibit "D" attached hereto. All notices required or permitted to be given pursuant to this Agreement shall be deemed effective and given upon receipt.

         13.2 Outside Activities. Notwithstanding any provision of this Agreement to the contrary, the Members shall be entitled to engage in any other business activity not specifically prohibited by or inconsistent with the provisions of the Investment Agreement.

         13.3 Partition. No Member shall have the right to partition any property of the Company, nor shall a Member make application to any court or authority having jurisdiction over such matters or commence or prosecute any action or proceeding for partition and the sale thereof. Upon any breach of the provisions of this Section by a Member, each other Member (in addition to all rights, remedies at law and in equity that he may have) shall be entitled to a decree or order restraining and enjoining such application, action or proceeding.

         13.4 Entire Agreement. This Agreement, together with the Investment Agreement and other agreements entered into in connection therewith, shall constitute the entire agreement of the Members with respect to the Company. All prior agreements with respect to the Company between the Members, whether written or oral, are merged herein and shall be of no force and effect.

         13.5 Amendment and Waivers. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each person who is then a Member. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         13.6 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, including all matters regarding the interpretation or effect of this Agreement, without regard to the conflict of laws provisions.

         13.7 Severability. The parties hereto agree that if any paragraph, section, sentence, clause or phrase contained in this Agreement shall become illegal, null and void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be incapable of being construed or limited in a manner to make it enforceable, or is otherwise held by such court to be illegal, null or void or against public policy, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby.

         13.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but the rights and obligations of the parties hereto shall not be assignable by any party hereto except as expressly provided otherwise in this Agreement.

         13.9 Interpretation. All uses of the words "Articles(s)" and "Section(s)" in this Agreement are references to articles and sections of this Agreement, unless otherwise specified. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable.

         13.10 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of identical original counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute but one and the same agreement.

         13.11 No Third Party Beneficiary. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Members and their respective heirs, successors and permitted assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party whomsoever.

         13.12 Failure to Pursue Remedies. The failure of any party to seek redress for violation of, upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation from having the effect of an original violation.

         13.13 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its rights to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

         13.14 Litigation Without Termination. Any Member shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against any other Member or the Company (including any action for damages, specific performance or declaratory relief) for or by reason of breach of such party of this Agreement or any other agreement entered into in connection with the same, notwithstanding the fact that any or all of the parties to such proceeding may then be Members in the Company, and without resulting in a termination of the Company.

         13.15 Attorneys' Fees. If the Company or any Member obtains a judgment against any other Member in connection with a dispute arising under or in connection with this Agreement, such party shall be entitled to recover its costs and reasonable attorneys' fees (including the reasonable value of in-house attorney services) and disbursements incurred in connection therewith and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs.

         13.16 Consents. Whenever in this Agreement a Member is permitted or required to make a decision (including a decision whether to give or withhold its consent, approval or agreement), then (i) if such decision may be made in its "sole discretion" or under a grant of similar authority or latitude, the Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other person or entity, (ii) if no standard is stated, then the Member shall act reasonably, and (iii) if the Member is to act reasonably or in its "reasonable discretion" or under a similar standard, the Member shall act under such reasonable standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law. Whenever in this Agreement a Member is permitted or required to make a decision (including a decision whether to give or withhold its consent, approval or agreement), such decision shall be made and communicated without unreasonable delay.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above, which date for all purposes shall be considered to be the date of this Agreement.

                                        CPH:

                                        CAPITAL PACIFIC HOLDINGS, INC., a
                                        Delaware corporation


                                        By:
                                            -----------------------------------
                                            Hadi Makarechian, Chairman of the
                                            Board


                                        NON-MANAGING MEMBERS:

                                        CHF:

                                        CALIFORNIA HOUSING FINANCE, L.P.:

                                        By: CALIFORNIA HOUSING FINANCE, L.L.C.,
                                            a Delaware limited liability
                                            company, its General Partner

                                            By: FARALLON CAPITAL MANAGEMENT,
                                                LLC, a Delaware limited
                                                liability company, its Manager


                                                By:
                                                     --------------------------

                                        Other Members:

                                        CAPITAL PACIFIC HOMES, INC., a Delaware
                                        corporation (formerly Durable Homes of
                                        California, Inc.)


                                        By:
                                             ----------------------------------
                                             Hadi Makarechian, Chairman of the
                                             Board

                                        CAPITAL PACIFIC HOMES, INC.,
                                        a Nevada corporation (formerly Durable
                                        Homes, Inc.)


                                        By:
                                            -----------------------------------
                                            Hadi Makarechian, Chairman of
                                            the Board


                                        CAPITAL PACIFIC MORTGAGE, INC., a
                                        Delaware corporation (doing business as
                                        Capital Communities Mortgage)


                                        By:
                                             ----------------------------------
                                             Hadi Makarechian, Chairman of
                                             the Board


                                        CLARK WILSON HOMES, INC., a Texas
                                        corporation


                                        By:
                                             ----------------------------------
                                             Hadi Makarechian, Chairman of
                                             the Board


                                        FAIRWAY FINANCIAL COMPANY, a Texas
                                        corporation


                                        By:
                                             ----------------------------------
                                             Clark N. Wilson, Chairman of
                                             the Board


                                        J.M. PETERS CALIFORNIA, INC., a Delaware corporation


                                        By:
                                             ----------------------------------
                                             Hadi Makarechian, Chairman of
                                             the Board

                                        J.M. PETERS HOMES OF ARIZONA, INC.,
                                        a Delaware corporation


                                        By:
                                             ----------------------------------
                                             Hadi Makarechian, Chairman of
                                             the Board


                                        J.M. PETERS NEVADA, INC., a Delaware
                                        corporation


                                        By:
                                             ----------------------------------
                                             Hadi Makarechian, Chairman of
                                             the Board


                                        NEWPORT DESIGN CENTER, a California
                                        corporation


                                        By:
                                             ----------------------------------
                                             Hadi Makarechian, Chairman of
                                             the Board


                                        PARKLAND ESTATES COMPANY, INC., a
                                        Delaware corporation


                                        By:
                                             ----------------------------------
                                             Hadi Makarechian, Chairman of
                                             the Board


                                        PETERS RANCHLAND COMPANY, INC., a
                                        Delaware corporation


                                        By:
                                             ----------------------------------
                                             Hadi Makarechian, Chairman of
                                             the Board

                                   EXHIBIT "A"
                                   -----------

                              INITIAL BUSINESS PLAN

                                   EXHIBIT "B"
                                   -----------

                                 FORMS OF DEEDS

                                   EXHIBIT "C"
                                   -----------

                          FORMS OF GENERAL ASSIGNMENTS

                                   EXHIBIT "D"
                                   -----------

                              PERCENTAGE INTERESTS
                          AND INITIAL CAPITAL ACCOUNTS
                          ----------------------------


                                                          PERCENTAGE
MANAGING MEMBER                                            INTEREST
---------------                                           ----------

Capital Pacific Holdings, Inc.                            __________%
4100 MacArthur Blvd., Suite 200
Newport Beach, CA  92660


NON-MANAGING MEMBERS
--------------------

California Housing Finance, L.P.                          __________%
c/o Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 1325
San Francisco, California 94111

Capital Pacific Homes, Inc.                               __________%
(formerly Durable Homes
California, Inc.)
4100 MacArthur Blvd., Suite 200
Newport Beach, CA  92660

Capital Pacific Homes, Inc.                               __________%
(formerly Durable Homes, Inc.)
3200 Soaring Gulls Drive
Suite 7
Las Vegas, NV  89129

Capital Pacific Mortgage, Inc.                            __________%
(doing business as Capital
Communities Mortgage)
4100 MacArthur Blvd., Suite 200
Newport Beach, CA  92660

Clark Wilson Homes, Inc.                                  __________%
1717 West 6th St., Suite 140
Austin, TX  78703

Fairway Financial Company                                 __________%
1717 West 6th St., Suite 140
Austin, TX  78703

J.M. Peters California, Inc.                              __________%
4100 MacArthur Blvd., Suite 200
Newport Beach, CA  92660

J.M. Peters Homes of Arizona, Inc.                        __________%
4100 MacArthur Blvd., Suite 200
Newport Beach, CA  92660

J.M. Peters Nevada, Inc.                                  __________%
4100 MacArthur Blvd., Suite 200
Newport Beach, CA  92660

Newport Design Center                                     __________%
1500 Quail Street, Suite 100
Newport Beach, CA  92660

Parkland Estates Company, Inc.                            __________%
4100 MacArthur Blvd., Suite 200
Newport Beach, CA  92660

Peters Ranchland Company, Inc.                            __________%
4100 MacArthur Blvd., Suite 200
Newport Beach, CA  92660

                            INITIAL CAPITAL ACCOUNTS
                            ------------------------

Capital Pacific Holdings, Inc.
  and the Other Members in
  the aggregate                                           $63,538,000*

California Housing Finance, L.P.                          $30,000,000

--------------------

* The parties agree that the initial capital account of CPH and the Other Members shall in the aggregate be $63,538,000 but that if assets with a book value in excess of such amount are contributed by CPH and the Other Members, such additional value shall not increase the aggregate capital account or Percentage Interest of CPH and the Other Members and CPH may effect post contribution writedowns of the book value of such assets up to the amount of such additional value without decreasing such capital account.



                                       D-2